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                                                                       EXHIBIT I


                        [LETTERHEAD OF MGM GRAND, INC.]


FOR IMMEDIATE RELEASE                              Contact: Alex Yemenidjian
- - ---------------------                                       President, COO & CFO
                                                            (702) 891-3300


                 MGM GRAND ACQUIRES LAND IN ATLANTIC CITY FOR
                 --------------------------------------------

                DEVELOPMENT OF A WORLD-CLASS DESTINATION RESORT
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LAS VEGAS, NEVADA - JULY 9, 1996 -- MGM Grand, Inc. (NYSE:MGG) announced today that it has entered into an agreement with Forest City Ratner Companies to develop approximately 30 acres of land on the Atlantic City boardwalk immediately adjacent to the Showboat casino. Additionally, MGM Grand intends to work with the local authorities to plan and develop the adjoining casino zoned land, which consists of approximately 40 additional acres.

MGM Grand plans to construct and own on the site a world-class destination casino resort which, as part of a major development plan will include, among other features, a 335,000 square foot entertainment and retail complex to be constructed and owned by Forest City Ratner Companies.

J. Terrence Lanni, Chairman and Chief Executive Officer of MGM Grand, Inc., said: "The public officials of Atlantic City and the State of New Jersey have created an excellent environment for the rejuvenation of Atlantic City, and we are very pleased to play a significant role in shaping its bright future."

Construction of the MGM Grand Atlantic City is subject to the receipt of various governmental approvals.

Alex Yemenidjian, President, Chief Operating Officer, and Chief Financial Officer of MGM Grand, Inc., said: "We intend to invest in excess of $700 million to develop a majestic destination resort that will be the pride of Atlantic City, and we will complete it as quickly as the entitlement process will allow us."

MGM Grand, Inc. is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada. The company operates the MGM Grand hotel/casino in Las Vegas, the MGM Grand hotel/casino in Darwin, Australia, and owns a 50% interest in New York-New York, a 2,035-room hotel/casino scheduled to open in Las Vegas in the winter of 1996-1997.


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